Exhibit 10.1

October 22, 2019

Robert Ryder

President

Horsepower Advisors, LLC

192 Knickerbocker Road

Pittsford, NY 14534

xxxxxxxxx@gmail.com

Re: Engagement Letter

Dear Bob:

I am pleased to confirm Resideo’s engagement of Horsepower Advisors, LLC (“Horsepower”) to provide certain interim management services effective November 7, 2019 (“Effective Date”), subject to the terms and conditions of this engagement letter and the attached General Business Terms, incorporated herein by reference.

SERVICES

Horsepower will make available Robert Ryder, President, to perform the services of Interim Chief Financial Officer (“Interim CFO”). The Interim CFO will exercise the duties and responsibilities customarily associated with the role.

Mr. Ryder will report directly to the Company’s Chief Executive Officer and the Board of Directors as required. Horsepower will cause Mr. Ryder to perform these duties and responsibilities in a diligent, efficient, and faithful manner, and to the best of his abilities, and will further cause him to devote substantially all his full-time efforts to the business and affairs of Resideo. The Interim CFO shall oversee the Finance, Accounting, Tax, Controllership, Investor Relations, Information Technology, and Acquisitions & Divestitures functions.

D&O INSURANCE

Resideo shall provide Mr. Ryder with coverage under the applicable Resideo insurance policies that protect directors and officers from liability.

FEES AND EXPENSES

Resideo will pay Horsepower bi-weekly a fixed fee of $115,000 ($57,500 per week beginning on Sunday of each week) for these Services. Resideo will also reimburse Horsepower for reasonable and authorized travel expenses incurred by the Interim CFO as a result of performing the Services.

GENERAL BUSINESS TERMS

The attached General Business Terms apply to the engagement. This letter and attached business terms supersede any previous agreement, whether written or verbal, between the parties.

Please indicate your agreement with these terms by signing and returning to me a copy of this letter. We look forward to working with you.

If you have any questions or need any further information about this engagement, please contact me or Steve Kelly directly.

Sincerely,

/s/ Jeannine Lane

Jeannine Lane

General Counsel

Acknowledged and Accepted:

HORSEPOWER ADVISORS, LLC

By:	Robert Ryder
President

/s/ Robert Ryder	10/21/19
Robert Ryder	Date

ATTACHMENT TO ENGAGEMENT LETTER dated October 21, 2019

between Resideo Technologies, Inc. and Horsepower Advisors, LLC

GENERAL BUSINESS TERMS

These General Business Terms, together with the Engagement Letter (including any attachments, exhibits and schedules) constitute the entire understanding and agreement (the “Agreement”) between Resideo Technologies, Inc. (“Resideo”) and Horsepower Advisors, LLC (“Horsepower”) (collectively, “the Parties”) with respect to the services and deliverables described in the Engagement Letter. If there is a conflict between these General Business Terms and the terms of the Engagement Letter, these General Business Terms will govern, except to the extent the Engagement Letter explicitly refers to the conflicting term herein.

SERVICES

Horsepower will provide the services and furnish the deliverables (the “Services”) described in the Engagement Letter, as may be modified from time to time by mutual consent. Any adjustment must be mutually agreed to by the Parties in writing. Notwithstanding any disagreement between the Parties regarding the impact of a change, Horsepower will proceed diligently with its performance under the Engagement Letter pending resolution of the disagreement.

PERFORMANCE OF THE SERVICES

Horsepower will make available Robert Ryder (“Interim CFO”) to perform the Services as outlined in the Engagement Letter. Resideo will provide working space, resources and materials to facilitate the Interim CFO’s performance of the Services.    Horsepower will ensure that the Interim CFO observes and complies with Resideo’s security, safety, health, and environmental procedures, rules, regulations, and policies; failures of Horsepower and/or the Interim CFO to comply with security, safety, health, or environmental issues subject the Interim CFO to immediate dismissal from the site at Resideo’s sole discretion.

TERM AND TERMINATION

This Agreement will begin on the Effective Date and continue in full force and effect for six (6) months unless terminated earlier as provided below. Notwithstanding anything herein to the contrary in this Agreement, either Resideo or Horsepower may terminate this Agreement for convenience upon 30 days’ written notice.

In the event of a material breach of this Agreement, the non-breaching Party may terminate this Agreement immediately.

If Resideo terminates this Agreement, in whole or in part, for either convenience or cause, Resideo’s sole liability to Horsepower, and Horsepower’s sole and exclusive remedy, is payment for Services completed and accepted by Resideo before the date of termination.

FEES, EXPENSES AND PAYMENT TERMS

Fees. The fees outlined in the Engagement letter include: (a) all applicable taxes and other charges including but not limited to all sales, use, or excise taxes; and (b) all items, intellectual property, and services necessary or incidental to perform the Services in accordance with this Agreement.

Reimbursable Expenses. Each invoice will separately set forth expenses authorized by Resideo. Horsepower will ensure that the Interim CFO follows the travel and expense policies generally applicable to employees of Resideo, with the exception that the Interim CFO may purchase business class tickets as he deems necessary and appropriate. Horsepower will submit invoices describing the Reimbursable Expenses and payments due.

REPRESENTATIONS AND WARRANTIES

Horsepower hereby represents and warrants to Resideo that:

(a)

the Interim CFO possesses the proper skill, training and background necessary to perform the Services; and that all Services will be performed in a competent and professional manner and will conform to Resideo’s requirements as set forth in the Engagement Letter;

(b)	the Interim CFO will perform his/her obligations in a manner that complies with applicable laws, regulations, ordinances and codes; and

(c)

Interim CFO is free to divulge to Resideo, without any obligation to or violation of any right of others, any and all information, practices or techniques which he will describe, demonstrate, divulge or in any other manner make known to Resideo during the performance of Services.

INDEPENDENT CONTRACTOR STATUS

Horsepower acknowledges and agrees that it:

(a)

is an independent contractor and as such its employees, including the Interim CFO, will not be entitled to any benefits applicable to Resideo employees, including any benefits applicable to Resideo executive officers such as those under the Severance Pay Plan for Designated Officers; and

(b)

has sole responsibility for the payment of all applicable governmental taxes including federal, state and local income taxes and for all employment and disability insurance, Social Security and other similar taxes. By reason of Horsepower’s independent contractor status, Resideo is not required to and will not withhold federal, state or local income or any other tax from any payment to Horsepower or its employees under this Agreement and may file information returns with the United States Internal Revenue Service or similar state or local agencies regarding such payment under conditions imposed by applicable laws or regulations.

OWNERSHIP OF DELIVERABLES

Ownership of Work Product. The exclusive right, title and interest in and to all works performed under this Agreement, and all materials, source code, information, know-how and deliverables prepared or developed as a result of Services performed, both as individual items or a combination of components and whether or not the Services are completed (“Work Product”) will vest in Resideo. The Work Product will be deemed to be work made for hire and made in the course of Services rendered and will belong exclusively to Resideo, with Resideo having the sole right to obtain, hold and renew, in its own name or for its own benefit, patents, copyrights, registrations or other appropriate protection. To the extent that exclusive right, title or interest in the Work Product may not originally vest in Resideo as contemplated in this Agreement (e.g., the Work Product does not constitute works made for hire), Horsepower and/or the Interim CFO hereby irrevocably assign, transfer and convey to Resideo all right, title and interest to the Work Product. Horsepower will, immediately upon request of Resideo, or upon termination, cancellation or expiration of this Agreement, turn over to Reisdeo all Work Product and any Resideo documents or other materials held by or on behalf of Horsepower, together with all copies thereof.

Records. Horsepower agrees that all records and copies of records relating to Resideo’s operations, investigations and business made or received by it during the period of this Agreement are Resideo’s exclusive property, and it agrees to keep the same at all times in its custody and subject to its control, and shall surrender the same at the termination of this Agreement unless earlier requested by Resideo.

CONFIDENTIALITY, NO-COMPETE, DATA PRIVACY AND SECURITY

Confidentiality Obligations. Horsepower agrees to preserve as confidential all information related to Resideo’s business and activities, including those of its customers, suppliers and other entities with whom Resideo does business, which may be obtained by Horsepower from any source or may be developed as a result of this Agreement (“Confidential Information”). Horsepower agrees to hold such information in trust and confidence for Resideo and not to disclose such Confidential information to any person, firm or enterprise, or use any such information for its own benefit, or the benefit of any other party, unless authorized by Resideo in writing. Information shall not be considered confidential to the extent, but only to the extent, that such information is: (i) already known free of any restriction at the time it is obtained; (ii) subsequently learned from an independent third party free of any restriction; or (iii) available publicly.

Return of Confidential Information. Horsepower will return or destroy, at Resideo’s discretion, Confidential Information and all copies upon the earlier of Resideo’s written request or termination of this Agreement and will certify in writing to the return or destruction within 30 calendar days. Notwithstanding the foregoing, Horsepower may retain one copy of the Confidential Information to the extent required for evidentiary purposes, which shall be maintained in accordance with the confidentiality obligations set forth above.

Competition. Horsepower acknowledges that services performed for Resideo may relate to past, present or future strategies, plans, business activities, methods, processes and/or information which afford Resideo certain competitive or strategic advantages. Horsepower agrees that during the term of this Agreement and for a period of one (1) year thereafter, Horsepower shall ensure that the Interim CFO shall not perform or agree to perform services or provide materials or information, directly or indirectly, for or in support of any Competitor of Resideo. For purposes of this section, “Competitor” means any person, firm or enterprise conducting a business or providing or supporting a product or service substantially similar to any of Resideo’s. If there is any doubt whether any person, firm or enterprise is deemed a Competitor, Horsepower shall obtain Resideo’s advance written approval (not to be unreasonably withheld) which decision shall be deemed final and controlling for all purposes hereunder.

Data Privacy Obligations: Horsepower and/or Interim CFO will comply with those policies generally applicable to Resideo’s employees with respect to data privacy obligations. Horsepower agrees to execute any additional documentation reasonably required by Resideo to share information in accordance with data privacy laws in any jurisdiction for which the Interim CFO will be subject to receiving any restricted data.

Equitable Remedies. Horsepower acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, Resideo shall have no adequate remedy in damages and, accordingly, shall be entitled to an injunction against such breach or threatened breach.

GENERAL PROVISIONS

Entire Agreement and Modifications. This Engagement Letter and these General Business Terms contains the entire Agreement between the Parties and such Agreement supersedes and replaces any prior or inconsistent agreements, negotiations, representations or promises, written or oral, between the Parties respecting the subject matter hereof. Neither Party has relied on any promises, inducements or representations by the other, except those expressly stated in this Agreement. No modification of this Agreement will be binding on either Party unless set forth in a writing signed by an authorized representative of both Parties. No course of dealing, prior dealings, usage of trade or course of performance will be used to modify, supplement or explain any terms used in this Agreement.

Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement will not be construed to be a continuing waiver of those provisions, nor will any failure prejudice the right of the Party to take any action in the future to enforce any provision.

Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, that provision will be severed from this Agreement; the remaining provisions will remain in full force and effect; and a similar legal, valid and enforceable provision will be substituted in lieu of the severed provision.

Headings and Captions. Headings and captions are for convenience of reference only and do not alter the meaning or interpretation of any provision of this Agreement.

Assignment and Subcontracting. This Agreement will inure to the benefit of and be binding on the Parties and their respective permitted successors and assigns. Horsepower may not assign this Agreement or any rights or obligations under this Agreement or subcontract all or any aspect of the work called for without the prior written approval of Resideo.

Notices. All notices relating to this Agreement (“Notices”) must be in writing. Notices to the Parties will be sent to their respective addresses appearing below. Any Notice will be deemed given on the date delivered if delivered personally; the next business day if sent by recognized overnight courier; 3 business days after being mailed certified first class mail, postage prepaid; or upon confirmation receipt that it was transmitted satisfactorily if transmitted by facsimile or email to addresses or numbers set forth below or as otherwise provided in writing by either Party.

If to Resideo:

Mr. Steve Kelly

Executive Vice President & Chief Human Resources Officer

Resideo Technologies, Inc.

901 East 6th Street

Austin, TX 78702

Email: xxxxx.xxxxxx@resideo.com

With an additional copy to:

Ms. Jeannine Lane

Executive Vice President, General Counsel & Chief Compliance Officer

Resideo Technologies, Inc.

901 East 6th Street

Austin, TX 78702

Email: xxxxxxxx.xxxx@resideo.com

If to Horsepower:

Robert Ryder

President

Horsepower Advisors, LLC

192 Knickerbocker Road

Pittsford, NY 14534

Email: xxxxxxxxx@gmail.com

Publicity. Horsepower will not use Resideo’s name or marks or refer to or identify Resideo in any advertising or publicity releases or promotional or marketing materials without Resideo’s prior written approval.

Survival. All provisions of this Agreement which by their nature should apply beyond its term will remain in force after any termination or expiration of this Agreement.

LIMITATION LIABILITY. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT WILL RESIDEO BE LIABLE TO HORSEPOWER OR THE INTERIM CFO FOR INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE AGGREGATE LIABLITY OF RESIDEO UNDER THIS AGREEMENT WILL IN NO CASE EXCEED $1 MILLION DOLLARS.

Integrity and Compliance. When performing Services at Resideo’s facility, Horsepower will ensure that the Interim CFO observes and complies with Resideo’s security procedures, rules, regulations, policies, working hours and holiday schedules. Horsepower will ensure that the Interim CFO complies with all laws, regulations and ordinances and with Resideo’s Code of Business Conduct (“Code”) in performing this Agreement.

US Equal Employment Opportunity Regulations. To the extent employment activities of Independent Contractor occur in the United States and if otherwise applicable this contractor and subcontractor shall abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability or protected veteran status.

Governing Law and Forum. The construction, interpretation and performance of this Agreement and all transactions under this Agreement will be governed by the laws of the State of New York, without regard to or application of its principles or laws regarding conflicts of laws and the federal and state courts in New York, New York will have exclusive jurisdiction of any Dispute.

Counterparts. This Agreement may be signed in one or more counterparts (including faxed or electronically scanned copies), each of which will be deemed one and the same original. Reproductions of this executed original (with reproduced signatures) will be deemed to be original counterparts of this Agreement.

Interpretation. This Agreement has been negotiated at arm’s length between Parties who are experienced and knowledgeable in the matters contained in this Agreement, and the Parties hereby agree that any statute, law or common law principles or other authority that would require interpretation of any ambiguities in this Agreement against the Party who has drafted it are not applicable and are hereby waived.